EXHIBIT 99.1

21st Century Holding Company Announces Successful Completion of Reinsurance Program and Improved Underwriting Results

SUNRISE, Fla., July 2, 2012 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC), a Florida-based provider of insurance, today announced that Federated National Insurance Company ("Federated National"), its wholly owned subsidiary, finalized its property catastrophe reinsurance program for 2012-2013 ("2012 Program") for its homeowners book of business. The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission that provides additional details regarding the 2012 Program.

Under the 2012 Program, which includes participants from Bermuda and Europe as well as the Florida Hurricane Catastrophe Fund ("FHCF"), Federated National has an $8.0 million retention and up to $226 million of financial protection from a single hurricane-related loss in the State of Florida and up to $308 million for multiple hurricane losses during this season. The estimated cost of the 2012 Program is $40.7 million.

Michael H. Braun, the Company's Chief Executive Officer and President, said, "Our estimated reinsurance expenditure as a percentage of in-force property premiums is projected to be approximately 43% in our 2012 Program, as compared to 50% in our 2011 program and 61% in our 2010 program. These significant improvements in our reinsurance expenditures, which are by far the largest contributing factor to underwriting profitability, are the direct result of our disciplined underwriting approach, along with the rate increases approved and implemented over the past two years. In addition, our homeowners' written premium for this year to date has exceeded the comparable period in 2011 by approximately 25%. We expect all of these factors to positively impact our financial results in the upcoming quarters."

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs and collectability of reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         21st Century Holding Company